CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
Exhibit 10.4

CLINICAL SUPPLY AGREEMENT
Dated as of July 30, 2019
By and Between
Brickell Biotech, Inc.
and
Kaken Pharmaceutical Co., Ltd.

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	MANUFACTURE AND SUPPLY OF DRUG SUBSTANCE AND PRODUCT COMPONENTS	5
2.1	Obligation to Supply	5
2.2	Subcontractors and Due Diligence	5
ARTICLE 3	BRICKELL’S OBLIGATION	6
3.1	Purchase of Drug Substance or Product Components	6
ARTICLE 4	QUOTATIONS AND PURCHASE ORDERS	6
4.1	Quotations and Purchase Orders	6
4.2	Kaken’s Response to Brickell Orders	7
4.3	Updated Information to Purchase Order	7
4.4	Addresses for Correspondence	7
4.5	Pre-Existing Purchase Order	7
ARTICLE 5	DELIVERY OF DRUG SUBSTANCE AND PRODUCT COMPONENTS	7
5.1	Delivery	7
5.2	Title; Risk of Loss	7
5.3	Shipping Costs	7
ARTICLE 6	PRICE	8
6.1	Supply Price	8
6.2	Taxes	8
6.3	Anticipated Price Increase	8
6.4	Anticipated Price Increase	8
6.5	Audits of Kaken Manufacturing Cost	8
ARTICLE 7	INVOICE AND PAYMENT	8
7.1	Payment of Invoices	9
7.2	No Deduction or Setoff	9
ARTICLE 8	QUALITY ASSURANCE, COMPLAINTS AND ADVERSE EVENTS REGARDING DRUG SUBSTANCE AND PRODUCT COMPONENTS	9
8.1	Technical and Quality Matters	9
8.2	Drug Substance or Product Components Complaints and Adverse Events	9
ARTICLE 9	DEFECTIVE DRUG SUBSTANCE OR PRODUCT COMPONENTS	9
9.1	Information from Kaken and Notice of Non-Conformance	9
9.2	Acceptance, Rejection of Drug Substance or Product Components	10
9.3	Latent Defects	10
9.4	Disputes	10
9.5	Remedies	11
ARTICLE 10	SPECIFICATIONS	11
10.1	Changes Requested by Kaken	11
10.2	Changes Requested by Brickell	11

Table of Contents
(continued)
Page

10.3	Required Manufacturing Changes	11
10.4	Allocation of Expenses to Kaken	12
ARTICLE 11	CONFIDENTIALITY	12
11.1	Confidential Information	12
11.2	Confidentiality Obligations	12
11.3	Permitted Disclosure and Use	13
11.4	Notification	14
11.5	Publicity; Filing of this Agreement	14
11.6	Use of Names	14
11.7	Survival	14
ARTICLE 12	REPRESENTATIONS AND WARRANTIES	15
12.1	Mutual Representations and Warranties	15
12.2	Kaken Representations and Warranties	15
12.3	Brickell Representations and Warranties	16
12.4	Disclaimer of Additional Warranties	16
ARTICLE 13	INDEMNITY AND LIMITATION OF LIABILITY	16
13.1	Indemnification by Kaken	16
13.2	Indemnification by Brickell	16
13.3	Indemnification Procedures	17
13.4	Limitation of Liability	19
13.5	Insurance	19
ARTICLE 14	TERM AND TERMINATION	19
14.1	Term	19
14.2	Termination	19
14.3	Termination for Breach	19
ARTICLE 15	EFFECTS OF TERMINATION	19
15.1	Effects of Termination	19
15.2	Accrued Rights and Surviving Obligations	20
ARTICLE 16	MISCELLANEOUS PROVISIONS	20
16.1	Entire Agreement; Amendment	20
16.2	Force Majeure	20
16.3	Notices	20
16.4	No Strict Construction; Interpretation, No Beneficiaries	21
16.5	Assignment and Delegation	21
16.6	Compliance with Applicable Law; Further Actions	21
16.7	Severability	22
16.8	No Waiver	22
16.9	Independent Contractors	22
16.10	English Language; Governing Law	22
16.11	Counterparts	22

CLINICAL SUPPLY AGREEMENT
THIS CLINICAL SUPPLY AGREEMENT is made as of July 30, 2019 (the “Effective Date”) by and between Kaken Pharmaceutical Co. Ltd., a company legally organized and existing under the laws of Japan (“Kaken”), and Brickell Biotech, Inc., a Delaware corporation (“Brickell”). Kaken and Brickell may be referred to herein as a “Party” or, collectively, as “Parties.”
RECITALS
WHEREAS, the Parties are parties to that certain License, Development and Commercialization Agreement, dated as of March 31, 2015 (the “Collaboration Agreement”), pursuant to which the Parties agreed to develop and commercialize Brickell’s compound known as BBI-4000;
WHEREAS, notwithstanding Section 7.2 and Schedule 7 of the Collaboration Agreement, Brickell desires to Manufacture Product and Placebo sufficient for Brickell to perform Phase III Clinical Trials (as defined in the Collaboration Agreement), the Long Term Safety Study, and stability studies (as defined in the Collaboration Agreement) for the Product in the Field outside of the Territory as set forth in the Development Plan (as defined in the Collaboration Agreement) (“Clinical Purposes”) and Kaken is willing to accede to Brickell’s desire.
WHEREAS, Brickell desires that Kaken Manufacture or source Drug Substance and certain components listed on Schedule 2 (such components, the “Product Components”) from Third Party Contract Manufacturers (a) for the Clinical Purposes, (b) for Brickell’s use outside of the Clinical Purposes, including non-clinical studies, assays and toxicity studies (the “Other Purposes”) and (c) for validation of third party suppliers (the “Validation Purposes”). The Clinical Purposes, Other Purposes and Validation Purposes are referred to together as the “Purposes”;
WHEREAS, this Agreement sets forth the rights and obligations of the Parties with respect to Kaken’s supply of Drug Substance and Product Components to Brickell for the Purposes on the terms and subject to the conditions set forth below; and
WHEREAS, the Parties desire to enter into this separate Clinical Supply Agreement instead of the Phase III Clinical Supply Agreement (as such term is defined in the Collaboration Agreement) contemplated by Section 7.2 and Schedule 7 of the Collaboration Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:
1.1 “Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered product containing Drug Substance, but only if and to the extent that such serious untoward medical occurrence is required under applicable Laws to be reported to the FDA or other Regulatory Authority.
1.2 “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) shall be presumed to exist with respect to a Person in the event of the possession, direct or indirect, of (i) the power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities, by contract or otherwise), or (ii) at least fifty percent (50%) of the voting securities or other comparable equity interests. The Parties acknowledge that, in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case, such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct or cause the direction of the management and policies of such Person. For the avoidance of doubt, neither of the Parties shall be deemed to be an “Affiliate” of the other.
1.3 “Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in Tokyo, Japan and in Boulder, Colorado, United States.
1.4  “Current Good Manufacturing Practice” or “cGMP” means the current good manufacturing practices applicable to the Manufacture of the Drug Substance, under this Agreement as defined in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, and the equivalent Laws in any relevant country, including to the extent relevant in the countries of the Territory, each as may be amended and applicable from time to time.
1.5 “Defect” means, in respect of Drug Substance or Product Components, as the case may be, a failure to meet the applicable Specification, applicable Law or, only with respect to Drug Substance, to have been Manufactured in accordance with cGMP or such other failure as may be set forth in the Kaken Contract Manufacturer Supply Agreements or Kaken Contract Manufacturer Quality Agreements, and “Defective” shall be construed accordingly. “Defective Drug Substance” means a Drug Substance with a Defect. “Defective Product Component” means a Product Component with a Defect.
1.6 “Drug Substance” means [***].

1.7 “FDA” means the United States Food and Drug Administration or its successor.
1.8 “Governmental Authority” means any multinational, national, federal, prefectural, state, local, municipal or other governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.
1.9 “Kaken Contract Manufacturer Supply Agreements” means those agreements, if any, and only to the extent relevant to the obligations of Kaken under this Agreement, between Kaken and the Third Party Contract Manufacturers pursuant to which the Third Party Contract Manufacturers Manufacture and provide the Drug Substance and/or Product Components for Kaken.
1.10 “Kaken Contract Manufacturer Quality Agreements” means those agreements, if any, other than the Kaken Contract Manufacturer Supply Agreements entered into between Kaken and the Third Party Contract Manufacturers, that set forth the respective obligations of Kaken and the Third Party Contract Manufacturers regarding quality matters with respect to the Drug Substance and Product Components.
1.11 “Kaken Manufacturing Cost” means [***].
1.12  “Latent Defect” means a Defect existing at the time of delivery of the Drug Substance or Product Components in question to Brickell, but which could not reasonably be discovered by inspection by Brickell or its designee pursuant to Section 9.1.
1.13 “Laws” means all laws, statutes, rules, regulations, directives, decisions and ordinances of any Governmental Authority.
1.14 “Manufacture” or “Manufacturing” means all activities related to the manufacturing of the Drug Substance or Product Components or any ingredient thereof, including manufacturing for clinical use, and Drug Substance or Product Components testing, release of Drug Substance or Product Components quality assurance activities related to manufacturing and release of Drug Substance or Product Components handling and storage of Drug Substance or Product Components and ongoing stability tests and regulatory activities related to any of the foregoing; provided, however, that, for purposes of clarity, “Manufacture” shall exclude secondary packaging and labeling unless mutually agreed to between the Parties.
1.15 “Manufacturing Site” means the facility located as set forth in the Quality Agreement.
1.16 “Materials” means the active ingredients, raw materials, excipients, processing aids, and components, including primary packaging components, used in the Manufacture of Drug Substance or Product Components.

1.17 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
1.18 “Price” means [***].
1.19 “Product” means the investigational medicinal product containing the Drug Substance for use by Brickell in connection with the Purposes.
1.20 “PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency or its successor.
1.21  “Quality Agreement” means the quality agreement that shall be effective on the Effective Date of this Agreement and annexed hereto.
1.22 “Regulatory Authority” means any multinational, federal, state, local, municipal or other Governmental Authority having jurisdiction over any aspect of the activities contemplated by this Agreement, including to the extent applicable, including, (i) in the United States, the FDA, and (ii) in Japan, the PMDA.
1.23 “SKU” shall mean a stock keeping unit for the Drug Substance or Product Components.
1.24 “Specifications” means the technical specifications for the required quality and characteristics of the Drug Substance and Product Components as set forth in Schedule 1 to this Agreement, as Schedule 1 may be amended by the Parties.
1.25 “Territory” means [***].
1.26 “Third Party” means any person or entity other than Brickell or Kaken or their respective Affiliates.
1.27 “Third Party Contract Manufacturers” mean the Third Party contract manufacturers that are parties to the Kaken Contract Manufacturer Supply Agreements.
1.28 “Trial” means the investigational Phase III Clinical Trials and the Long Term Safety Study conducted by Brickell under its US IND.
1.29 “Trial Authorizations” means all regulatory and ethical authorizations and approvals required for the lawful conduct of the Trial(s) by Brickell.
1.30 Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
Collaboration Agreement	Preamble
Confidential Information	11.1

Disclosing Party	11.1
Effective Date	Preamble
Indemnification Claim Notice	13.3(a)
Indemnified Party	13.3(a)
Indemnifying Party	13.3(a)
Indemnitee and Indemnitees	13.3(a)
Losses	13.1
Clinical Purposes, Other Purposes, Validation Purposes, and Purposes	Preamble
Party or Parties	Preamble
Quotations and Purchase Order	4.1
Receiving Party	11.1
Shipping Costs	5.3
Taxes	6.3
Term	14.1
Third Party Claim	13.1
Withholding Party	6.3

ARTICLE 2
MANUFACTURE AND SUPPLY OF DRUG SUBSTANCE AND PRODUCT COMPONENTS
2.1 Obligation to Supply. Kaken agrees to use commercially reasonable efforts to supply the Drug Substance and Product Components, to Brickell in accordance with ARTICLE 4, in consideration of Brickell paying Kaken the Price for such Drug Substance or Product Components, as the case may be. Notwithstanding Section 7.2 and Schedule 7 of the Collaboration Agreement, Kaken hereby agrees that Brickell may directly order applicator from Third Party Contract Manufacturers solely for the Purposes pursuant to agreements that Brickell may enter into with such Third Party Contract Manufacturers for such Purposes.
2.2 Subcontractors and Due Diligence.
The parties acknowledge that Kaken will supply Drug Substance and Product Components to Brickell using Third Party Contract Manufacturers. Brickell hereby consents to Kaken supplying Drug Substance and Product Components to Brickell manufactured by the Third Party Contract Manufacturers listed in Schedule 3. Brickell also agrees that Kaken may supply Drug Substance and Product Components to Brickell manufactured by other Third Party Contract Manufacturers, subject to Brickell’s prior written consent on a case by case basis, such consent not to be unreasonably withheld or delayed. In determining whether to give such consent, Brickell shall be entitled to conduct reasonable due diligence, with respect to such Third Party Contract Manufacturer. Without limiting the foregoing, upon reasonable request from Brickell, Kaken shall provide Brickell with full and complete copies in the original language of all existing and proposed Kaken Contract Manufacturer Supply Agreements and all Kaken Contract Manufacturer Quality Agreements, and shall provide Brickell with such agreements for any subcontractor proposed after the Effective Date; provided that the financial and any other terms of any such agreement not pertinent to an understanding of a Party’s obligations or benefits under this Agreement may be redacted.

Kaken shall ensure that Brickell’s authorized representatives and any Regulatory Authorities, to the extent permitted by applicable Law, may, during reasonable business hours and upon reasonable advance written notice, not more than once annually (except for cause), (i) examine and inspect its facilities and, subject to any Third Party confidentiality restrictions and other obligations, the facilities of any Third Party Contract Manufacturers in accordance with this Agreement, and (ii) subject to applicable Law and any Third Party confidentiality restrictions and other obligations, inspect the books and records of such Third Party Contract Manufacturers generated pursuant to such Manufacturing to ensure that Drug Substance or Product Components, as applicable, are being Manufactured in compliance with applicable Law and the other terms of this Agreement.
ARTICLE 3
BRICKELL’S OBLIGATIONS
3.1 Purchase of Drug Substance and Product Components. Brickell’s purchase of Drug Substance and Product Components from Kaken under this Agreement shall be in accordance with the terms of this Agreement.
ARTICLE 4
QUOTATIONS AND PURCHASE ORDERS
4.1 Quotations and Purchase Orders. Kaken shall, upon request of Brickell from time to time throughout the Term, deliver to Brickell quotations for orders of Drug Substance or Product Components (“Quotations”), which quotes shall contain the amounts, lot sizes, lead times, quantity conditions and the Price and each Quotation shall be a binding offer and option for thirty (30) business days following receipt by Brickell. Quotations may be issued electronically. Within such thirty (30) business day period, Brickell may issue a purchase order against such Quotation which shall be binding on both Brickell and Kaken once signed by Brickell and delivered to Kaken with such thirty (30) business day period (each, a “Purchase Order”). All Quotations and Purchase Orders will be stated exclusively in Japanese Yen. Nothing in any such Quotation or Purchase Order or written acceptance shall supersede the terms and conditions of this Agreement. [***].

4.2 Kaken’s Response to Brickell Orders. Purchase Orders shall be issued by Brickell under Section 4.1 above either electronically or by such other means, and to such location or contact person or system, as Kaken shall specify in writing. Kaken will confirm receipt of all Purchase Orders electronically within five (5) business days thereafter. Kaken shall have no obligation to issue Quotations if Brickell is delinquent in paying undisputed outstanding invoices in accordance with Sections 2.1 and 6.1.
4.3 Updated Information to Purchase Orders. In the event that Kaken becomes aware that any Purchase Order previously accepted in accordance with Section 4.2 will not be satisfied in full and in accordance with its terms, Kaken shall inform Brickell as soon as reasonably practicable.
4.4 Addresses for Correspondence. All Quotations, Purchase Orders, written confirmation of Purchase Orders and other notices contemplated under this ARTICLE 4 shall be sent to the attention of other Party as set forth in Section 16.3 without the need to send a cc, or such persons as each Party may identify to the other in writing from time to time, except as notice may be given as set forth in Section 4.1 or 4.2.
4.5 Pre-Existing Purchase Orders. The terms of this Agreement shall apply to all Drug Substance and Product Components delivered or to be delivered by Kaken to Brickell pursuant to those Purchase Orders listed in Schedule 4, provided however, to the extent that Schedule 4 refers to payment terms that differ from the payment terms set forth in Section 7.1 for certain Purchase Orders, the payment terms set forth in Schedule 4 shall apply. For the avoidance of doubt, Brickell has a binding obligation to purchase and pay for all Drug Substance and Product Components ordered pursuant to those Purchase Orders listed in Schedule 4 for which Brickell has not yet paid Kaken.
ARTICLE 5
DELIVERY OF DRUG SUBSTANCE AND PRODUCT COMPONENTS
5.1 Delivery. Kaken shall deliver Drug Substance and Product Components ordered pursuant to Purchase Orders directly to Brickell under the condition of Ex Works Kaken’s Shizuoka facility (301 Gensuke, Fujieda, Shizuoka 426-8646, Japan), or Ex Works Third Party Contract Manufacturer’s facility, Incoterms 2010.
5.2 Title; Risk of Loss. Title to and risk of loss of Drug Substance and Product Components shall pass from Kaken to Brickell once Kaken delivers the Drug Substance or Product Components, as the case may be, in accordance with the delivery terms set forth in Section 5.1. If any loss of Drug Substance or Product Components occurs (during or after shipment), then Kaken shall replace, at Brickell’s expense, all Drug Substance or Product Components on an expedited basis using commercially reasonable efforts, and agrees that Brickell will be given priority with respect to replacement Drug Substance or Product Components at Kaken or at a Third Party Contract Manufacturer to assist with the continuity of supply to Brickell.

5.3 Shipping Costs. Brickell shall pay all costs, expenses, taxes, levies, tariffs, brokerage fees, insurance premiums and other costs and charges assessed or levied in connection with the pick-up and transportation of Drug Substance or Product Components after delivery by Kaken, as set forth in Section 5.2 above.
ARTICLE 6
PRICE
6.1 Supply Price. Brickell shall pay Kaken the Price (as changed from time to time in accordance with Section 6.4) for Drug Substance and Product Components as set forth in the Quotation submitted by Kaken and confirmed by Brickell in the corresponding Purchase Order as such Price may be adjusted pursuant to Section 4.1.
6.2 Taxes. Brickell shall be responsible for all sales, consumption, use, value added, excise and similar taxes imposed by any government or governmental agency with respect to the Price specified under or Price paid pursuant to any Purchase Order or with respect to Brickell’s use of the Drug Substance or Product Components.
6.3 Tax Withholding. Any taxes, levies or other duties (“Taxes”) paid or required to be withheld under the appropriate tax laws by one Party (“Withholding Party”) on account of monies payable to the other Party under this Agreement shall be deducted from the amount of monies otherwise payable to the other Party under this Agreement. The Withholding Party shall secure and send to the other Party within a reasonable period of time proof of any such Taxes paid or required to be withheld by the Withholding Party for the benefit of the other Party. The Parties shall cooperate reasonably with each other to ensure that any amounts required to be withheld by either Party are reduced in amount to the fullest extent permitted by applicable Laws. No deduction shall be made, or a reduced amount shall be deducted, if the other Party furnishes a document from the appropriate tax Governmental Authorities to the Withholding Party certifying that the payments are exempt from Taxes or subject to reduced tax rates, according to the applicable convention for the avoidance of double taxation.
6.4 Anticipated Price Increases. If, at any time during the Term, there is a potential increase in the Price by [***] or more due to an increase in the prices charged by either a Third Party Contract Manufacturer or due to an increase in the Kaken Manufacturing Cost, Kaken shall promptly inform Brickell of such potential change.
6.5 Audits of Kaken Manufacturing Cost. Brickell and a maximum of three (3) of its authorized representatives shall have the right, during the term of this Agreement (and during reasonable hours and on reasonable notice and at Kaken’s principal place of business), to audit and to examine all related records (in whatever form they may be kept, whether written, electronic, or other) relating to the Kaken Manufacturing Cost for Drug Substance or Product Components, under the control of Kaken to confirm that the applicable Price quoted to Brickell pursuant to Section 4.1 is appropriately calculated. Audits may be performed on an annual basis and each audit shall not exceed two (2) days, except to the extent material deficiencies are found, in which case additional audits shall be permitted as reasonable. Reasonable costs of any audits or inspections conducted by Brickell will be borne by Brickell, unless there is a discrepancy from an audit, in which case the costs of that audit and directly related audits shall be borne by Kaken.
ARTICLE 7
INVOICE AND PAYMENT
7.1 Payment of Invoices. Brickell shall pay all amounts charged in the invoices issued by Kaken under the Purchase Orders in Japanese Yen by electronic transfer to the bank account designated in writing by Kaken within [***] from the date on which Brickell receives such invoice. Kaken and Brickell shall bear the electronic transfer charge and all other banking charges incurred by its own bank in connection with such payment respectively. Any amount which is not paid within such [***] period shall bear interest at an annual rate of [***].
7.2 No Deduction or Setoff. All payments by Brickell to Kaken under this Agreement shall be made without any deduction or withholding any monies, unless required by applicable Law.
ARTICLE 8
QUALITY ASSURANCE, COMPLAINTS AND ADVERSE EVENTS REGARDING DRUG SUBSTANCE AND PRODUCT COMPONENTS
8.1 Technical and Quality Matters. The respective responsibilities of the Third Party Contract Manufacturers and Kaken with respect to technical and quality matters are set forth in the Kaken Contract Manufacturer Supply Agreements or Kaken Contract Manufacturer Quality Agreements and the responsibilities of Kaken with respect to additional technical and quality matters are set forth in the Quality Agreement.
8.2 Drug Substance or Product Components Complaints and Adverse Events. To the extent a Party becomes aware of any complaints or Adverse Events which relate to the Manufacturing of the Drug Substance or Product Components or other processes at the Manufacturing Site or elsewhere, such Party shall promptly (but in any case within five (5) Business Days) notify the other Party and Kaken shall notify the Third Party Contract Manufacturers of the foregoing. Brickell and Kaken will abide by the Safety Reporting Agreement put in place, dated December 24, 2015.
ARTICLE 9
DEFECTIVE DRUG SUBSTANCE OR PRODUCT COMPONENTS
9.1 Information from Kaken and Notice of Non-Conformance. Kaken shall supply to Brickell the applicable batch number for all Drug Substance or Product Components delivered to Brickell pursuant to this Agreement as well as such other information as the Parties may set forth in the Quality Agreement with respect to the Manufacture of the Drug Substance or Product Components, including a certificate that the Drug Substance or Product Components were manufactured in accordance with the Specifications, and the other terms of this Agreement and only with respect to the Drug Substance, that the Drug Substance was manufactured in accordance with cGMP (a “Manufacturing Certificate of Analysis”) for all Drug Substance or Product Components delivered to

Brickell hereunder. Brickell shall promptly on (but in any case within [***] of) receipt of each shipment of Drug Substance or Product Components hereunder inspect, or cause to have inspected, each shipment of the Drug Substance or Product Components for any damage, defect or shortage and promptly (but in any case within [***]) give Kaken written notice of any such damaged, defective or short shipment (a “Notice of Non-Conformance”).
9.2 Acceptance, Rejection of Drug Substance or Product Components. After the delivery of Drug Substance or Product Components, Brickell shall have the right to reject any allegedly Defective Drug Substance or Defective Product Components upon written notice to Kaken, such notice to include the reason(s) for the rejection and to be accompanied by all supporting documentation or other evidence. Brickell shall be liable to pay Kaken for all acceptable Drug Substance or Product Components that are delivered to Brickell in accordance with the terms of this Agreement.
9.3 Latent Defects. Latent Defects shall be communicated to Kaken, together with appropriate detail, via a Notice of Non-Conformance, without undue delay after such Latent Defect is first discovered by Brickell (or Brickell otherwise is notified of such Latent Defect), but in all cases within [***] of the date on which such Latent Defect was first discovered by Brickell or was notified to Brickell by the Person discovering the Defect, and thereafter such Latent Defect shall be handled as set forth in Sections 9.4 and 9.5 and the Quality Agreement, as applicable. Notwithstanding the foregoing, Kaken shall have no responsibility or liability with respect to any Latent Defects for which Brickell does not notify Kaken via a Notice of Non-Conformance within [***] after Kaken delivers the applicable Drug Substance or Product Components to Brickell.
9.4 Disputes. If Brickell delivers a Notice of Non-Conformance in respect of all or any part of a shipment of Drug Substance or Product Components and Kaken does not agree with Brickell’s determination that the Drug Substance or Product Components fails to meet the Specifications or the other terms of this Agreement (or that there is a short shipment), the Parties shall in good faith attempt to resolve such dispute. Kaken and Brickell shall have thirty (30) days, unless otherwise agreed in writing by the Parties, from the date of Kaken’s receipt of a Notice of Non-Conformance to resolve such dispute regarding whether all or any part of such shipment of Drug Substance or Product Components was Manufactured in conformance with the Specifications (or that there is otherwise a short shipment). If the dispute regarding whether all or any part of a shipment of supplied Drug Substance or Product Components rejected by Brickell was Manufactured in conformance with the Specifications, the other terms of this Agreement (or that there is a short shipment) is not resolved in such thirty (30) day period, then Kaken shall prepare an investigative report concerning such alleged non-conformance and such investigative report and Brickell’s original Notice of Non-Conformance shall be submitted to an independent third party laboratory. Such laboratory shall be mutually agreed upon in writing by the Parties. The results of such laboratory’s determination shall be based on Kaken’s investigative report and Brickell’s original Notice of Non-Conformance and shall be final and binding on the Parties, and, if such Drug Substance or Product Components is determined to meet the Specifications (or is otherwise determined not to be a short shipment, as applicable), then Brickell shall pay for the costs of such laboratory and, if such Drug Substance or Product Components is determined to not meet the Specifications (or is otherwise determined to be a short shipment, as applicable), Kaken shall pay for the costs of such laboratory.
9.5 Remedies. If any shipment of Drug Substance or Product Components is rejected pursuant the Quality Agreement or Section 9.2, or Latent Defects are discovered pursuant to Section 9.3, then (i) Brickell shall, at the direction of Kaken, either (a) destroy such rejected Drug Substance or Product Components or shipment of Drug Substance or Product Components in which Latent Defects were discovered at Kaken’s reasonable expense (in accordance with applicable Law) or (b) return such Drug Substance or Product Components to Kaken, at a location designated by Kaken and at Kaken’s reasonable expense, (ii) Brickell shall be excused for delays or failure to undertake obligations set forth in the Development Plan under the Collaboration Agreement that are a direct result of Brickell’s rejection of such shipment or discovery of such Latent Defects (subject to Brickell’s good faith efforts to mitigate such situation) and (iii) Kaken, at no expense to Brickell, shall (in its sole discretion) promptly replace such non-conforming Drug Substance or Product Components (or short shipment). In the event that any shipment of Drug Substance or Product Components is rejected for any other reason, Kaken shall have no liability to Brickell in connection therewith, and Brickell shall, at its sole cost, destroy such rejected Drug Substance or Product Components in compliance with applicable Law. KAKEN’S LIABILITY IN RESPECT OF ANY REJECTION (INCLUDING ANY SHORT SHIPMENT) SHALL BE LIMITED TO THE REMEDIES PROVIDED IN THIS SECTION 9.5.
ARTICLE 10
SPECIFICATIONS
10.1 Changes Requested by Kaken. Kaken shall not change the Specifications without the prior written consent of Brickell with respect to any Drug Substance or Product Components ordered by Brickell pursuant to this Agreement.
10.2 Changes Requested by Brickell. If Brickell wishes to change the Specifications or any part of the Manufacturing process for the Drug Substance or Product Components, then Brickell shall so notify Kaken in writing and Kaken and Brickell will discuss such request with the applicable Third Party Contract Manufacturer, if necessary. Kaken will agree, and will cause any applicable Third Party Contract Manufacturer to agree, to make reasonable changes to the Specifications or Manufacturing process requested by Brickell, and then Brickell and Kaken shall enter into an amendment to this Agreement to change the Specifications or Manufacturing process as so agreed. If a Regulatory Authority requests the change, then Kaken shall implement the change and cause the applicable Third Party Contract Manufacturer to agree to make the change.
10.3 Required Manufacturing Changes. Subject to Section 10.4, Brickell shall bear all costs necessary to implement any changes to the Specifications or the Kaken Manufacturing process required by applicable Law outside the Territory (including changes to cGMP) or by a Regulatory Authority outside the Territory.

10.4 Allocation of Expenses to Kaken. To the extent that changes to the Specifications or any part of the Manufacturing process for the Drug Substance or Product Components pursuant to this ARTICLE 10 are required under applicable Law outside the Territory or required by Brickell under Section 10.2, then Kaken shall be responsible for such expenses on a pro rata basis but only if and to the extent such changes to the Drug Substance or Product Components are also required by the Regulatory Authority in the Territory and, in such event, will make a good faith and reasonable allocation of the costs necessary to implement such changes.
ARTICLE 11
CONFIDENTIALITY
11.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means all information, whether it be written or oral, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, know-how, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”) that is provided to, or otherwise obtained by, the other Party (the “Receiving Party”) in connection with this Agreement. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:
(i) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;
(ii) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;
(iii) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;
(iv) were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or
(v) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

11.2 Confidentiality Obligations. Each of Kaken and Brickell shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of its obligations or the exercise of its rights pursuant to this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents, consultants or sublicensees who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, managers, employees, independent contractors, agents, consultants or sublicensees who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this ARTICLE 11) that all such directors, managers, employees, independent contractors, agents, consultants or sublicensees comply with such obligations. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents, consultants or sublicensees, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this ARTICLE 11. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.
11.3 Permitted Disclosure and Use. Notwithstanding Section 11.2, (i) either Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement, (b) comply with applicable Law or (c) to the extent such disclosure is reasonably necessary to obtain or maintain regulatory approval of a Product, to the extent such disclosure is made to a Governmental Authority. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 11.3, such Party shall give reasonable advance written notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy. Notwithstanding Section 11.2, Kaken may also disclose Confidential Information belonging to Brickell related to Product (i) to Third Parties in connection with the development or commercialization of Product inside the Territory and (ii) to potential licensees, potential acquirors or potential financing sources (provided that such Third Parties in clauses (i) and (ii) are bound by written agreements having terms at least as protective as those contained in this ARTICLE 11 with respect to keeping such Confidential Information confidential) and Brickell may also disclose Confidential Information belonging to Kaken related to Product, Drug Substance or Product Components (iii) to Third Parties in connection with the development or commercialization of Product, outside the Territory and (iv) to potential licensees, potential acquirors or potential financing sources (provided that such Third Parties in clauses (iii) and (iv) are bound by written agreements having terms at least as protective as those contained in this ARTICLE 11 with respect to keeping such Confidential Information confidential). The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.
11.4 Notification. In the event that a Party becomes aware that a Third Party recipient of Confidential Information has breached its confidentiality obligations, then such Party shall promptly inform the other Party of such event, and the Parties will cooperate in their investigation of such occurrence and enforcement of the provisions of the relevant confidentiality agreement.
11.5 Publicity; Filing of this Agreement. Each Party shall maintain the confidentiality of all provisions of this Agreement, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, neither Party nor its respective Affiliates shall make any press release or other public announcement of or otherwise disclose the provisions of this Agreement to any Third Party, except for: (i) disclosure to those of its directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, potential strategic partners, advisors, agents and sublicensees whose duties reasonably require them to have access to this Agreement, provided that such directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors, agents or sublicensees are required to maintain the confidentiality of this Agreement, (ii) disclosures required by the Tokyo Stock Exchange and any other disclosures made pursuant to any listing agreement with a national securities exchange, in which case the disclosing Party shall provide the nondisclosing Party with at least forty eight (48) hours’ notice unless otherwise not practicable, but in any event no later than the time the disclosure required by the regulations of the Tokyo Stock Exchange or national securities exchange or listing agreement is made, (iii) disclosures as may be required by Law, in which case the disclosing Party shall provide the nondisclosing Party with prompt advance notice of such disclosure and cooperate with the nondisclosing Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of Brickell for a filing with the Securities and Exchange Commission; and (iv) other disclosures for which consent has previously been given. A Party may publicly disclose without regard to the preceding requirements of this Section 11.5 any information that was previously publicly disclosed pursuant to this Section 11.5.
11.6 Use of Names. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that, subject to Section 11.5, either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority, including the FDA and the Securities and Exchange Commission.
11.7 Survival. The obligations and prohibitions contained in this ARTICLE 11 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of ten (10) years.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
12.1 Mutual Representations and Warranties. Brickell and Kaken each represent and warrant to the other that:
(a) Organization and Authority. It has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement;
(b) No Conflicts or Violations. The execution and delivery of this Agreement by such Party and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable Laws existing as of the Effective Date and applicable to such Party and (b) do not conflict with, violate, breach or constitute a default under, and are not prohibited or materially restricted by, any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date; and
(c) Valid Execution. Such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval or the approval or consent of any Third Party, and the person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action.
12.2 Kaken Representations and Warranties. Kaken represents and warrants that:
(a) (i) Kaken’s Third Party Contract Manufacturers possess, as of the Effective Date, and shall possess during the Term of this Agreement, all licenses, permits and other approvals necessary to Manufacture Drug Substance and Product Components in accordance with the Specifications and applicable Law and, only with respect to Drug Substance, in accordance with cGMP, and have not received any notices from any Governmental Authority in connection with such Drug Substance and Product Components, and (ii) Kaken and any Manufacturing Site it uses to Manufacture the Drug Substance and Product Components shall, during the Term of this Agreement, be in compliance with all Applicable Law.
(b) Kaken has not been debarred, and has not been convicted of a crime which could lead to debarment, under the Debarment Act. In the event that Kaken or any of its officers, directors, or employees becomes debarred or receives notice of action or threat of action with respect to its debarment, Kaken shall notify Brickell, immediately in writing.
(c) Kaken has not utilized and shall not utilize the services of any individual or entity in the performance of Services who has been debarred or who has been convicted of a crime which could lead to debarment under the Debarment Act. In the event that Kaken receives notice of the debarment or threatened debarment of any such individual or entity, Kaken shall notify Brickell, immediately. “Debarment Act” means the Generic Drug Enforcement Act of 1992, as amended, 21 U.S.C. §§ 306, or equivalent Laws or regulations outside of the United States.
(d) Kaken will provide Brickell with prompt written notice of any facts or circumstances (whether occurring prior to or after the Effective Date) which cause any of the representations and warranties contained in this Section 12 not to be true, accurate, and complete in any material respect as of the Effective Date or as of any date during the Term of this Agreement.
12.3 Brickell Representations and Warranties. Brickell represents and warrants that:
(a) Trial Authorizations. It holds all necessary Trial Authorizations to conduct the Trial(s) for which Product and/or Placebo is being used and shall conduct such Trial(s) and any activities in connection with the performance of the Purposes in accordance with all applicable Laws.
12.4 Disclaimer of Additional Warranties. Except as expressly stated in this Agreement, all warranties and conditions whether express or implied by statute, common law or otherwise (including any implied warranties of satisfactory quality or fitness for purpose) are excluded to the extent permitted by applicable Law.
ARTICLE 13
INDEMNITY AND LIMITATION OF LIABILITY
13.1 Indemnification by Kaken. Kaken hereby agrees to save, indemnify, defend and hold Brickell, its Affiliates, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting or otherwise arising from (i) any breach by Kaken of any of its representations, warranties, covenants or obligations pursuant to this Agreement or (ii) the negligence or willful misconduct by Kaken or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensee in performing any obligations under this Agreement or (iii) any amounts payable to the Third Party Contract Manufacturer under any indemnification provisions in the Kaken Contract Manufacturer Supply Agreements on account of the acts of omissions of Kaken; in each case except to the extent that such Losses are subject to indemnification by Brickell pursuant to Section 13.2.
13.2 Indemnification by Brickell. Brickell hereby agrees to save, indemnify, defend and hold Kaken, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) any breach by Brickell of any of its representations, warranties, covenants or obligations pursuant to this Agreement or (ii) the negligence or willful misconduct by Brickell or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees in performing any obligations under this Agreement; in each case except to the extent that such Losses are subject to indemnification by Kaken pursuant to Section 13.1.
13.3 Indemnification Procedures.
(a) Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity under Section 13.1 or 13.2, as applicable (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 13.1 or 13.2, as applicable, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such proceeding. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.
(b) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Section 13.1 or 13.2, as applicable, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith. Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 13.3.
(c) Right to Participate in Defense. Without limiting Section 13.3(b), any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 13.3, in which case the Indemnified Party will be allowed to control the defense.
(d) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive relief and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.3(b), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 13.3(b) will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 13.3(b).
(e) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the

Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.
(f) Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
13.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 OR 13.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 11.
13.5 Insurance. Each Party shall procure and maintain insurance, including clinical trials insurance and product liability insurance, adequate to cover its obligations hereunder. Certificates of insurance (in English) evidencing such coverage will be made available to the other Party upon written request.
ARTICLE 14
TERM and TERMINATION
14.1 Term. This Agreement shall come into force on the Effective Date, and shall continue in effect unless earlier terminated in accordance with this ARTICLE 14 (the “Term”).
14.2 Termination. This Agreement shall automatically terminate upon the expiration or termination of the Collaboration Agreement.
14.3 Termination for Breach. If either Party to this Agreement shall have materially breached or defaulted in the performance of any of its obligations under this Agreement and does not remedy the breach within [***] of notice from the other Party to do so (if capable of remedy), the non-breaching Party may terminate this Agreement immediately by notice to the Party in breach.
ARTICLE 15
EFFECTS OF TERMINATION
15.1 Effects of Termination.
If this Agreement is terminated by Kaken pursuant to Section 14.3 or if this Agreement automatically terminates pursuant to Section 14.2 on account of termination of the

Collaboration Agreement by Kaken pursuant to Section 11.1 or Section 11.3 of the Collaboration Agreement or on account of termination of the Collaboration Agreement by Brickell in accordance with Section 11.4 of the Collaboration Agreement, then unless otherwise agreed to in writing by the Parties, Brickell shall pay for [***].
15.2 Accrued Rights and Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. Such termination or expiration shall not relieve any Party from obligations that are expressly or by implication intended to survive termination or expiration of this Agreement and shall not affect or prejudice any provision of this Agreement that is expressly or by implication provided to come into effect on, or continue in effect after, such termination or expiration.
ARTICLE 16
MISCELLANEOUS PROVISIONS
16.1 Entire Agreement; Amendment. This Agreement, including the Schedules hereto, and the Collaboration Agreement set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.
16.2 Force Majeure. A Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of force majeure affecting such Party, unless such event of force majeure specifically prevents the prevented Party from making such payments, in which event such prevented Party shall use commercially reasonable efforts to make such payments through alternative means; provided, however, that in any case such payments shall continue to be due and payable hereunder.
16.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.3, and shall be deemed to have been given for all purposes (i) when delivered, if hand-delivered or sent by facsimile or e-mail on a Business Day, (ii) on the next Business Day if sent by a reputable international overnight courier service, or (iii) five (5) Business Days after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to Brickell:	Brickell Biotech, Inc.
5777 Central Avenue, Suite 102
Boulder, CO 80301
Attention: Andrew Sklawer
E-mail: [***]

If to Kaken:	Kaken Pharmaceutical Co., Ltd.
[***]
[***]
Attention: [***]

E-mail: [***]
Fax: [***]

With a copy to:	Squire Gaikokuho Kyodo Jigyo Horitsu Jimusho
Ebisu Prime Square Tower, 16th Floor
1-1-39 Hiroo, Shibuya-ku
Tokyo 150-0012, Japan
Attn: Stephen E. Chelberg
E-mail: stephen.chelberg@squirepb.com

16.4 No Strict Construction; Interpretation, No Beneficiaries. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. There are no third party beneficiaries of this Agreement or any rights hereto.
16.5 Assignment and Delegation. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that either Party may make such an assignment without the other Party’s consent to a successor to substantially all of the business of a Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction, provided that such successor agrees to be bound by the terms of this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.5 shall be null, void and of no legal effect.

16.6 Compliance with Applicable Law; Further Actions. Each Party shall comply with all applicable Law in performing its obligations pursuant to this Agreement. Each Party also agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
16.7 Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision or provisions shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
16.8 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
16.9 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
16.10 English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.
16.11 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and may be executed by Adobe portable document format or substantially similar technology.

[No Further Text on This Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, by duly authorized representatives, as of the Execution Date.

BRICKELL BIOTECH, INC.		KAKEN PHARMACEUTICAL Co., LTD.

By:	/s/ Andy Sklawer	By:	/s/ [***]
Name: Andy Sklawer		Name: [***]
Title: Chief Operating Officer		Title: [***]

SCHEDULE 1 – SPECIFICATION
[***]

SCHEDULE 2 – PRODUCT COMPONENTS
[***]

SCHEDULE 3 – EXISTING KAKEN CONTRACT MANUFACTURERS
[***]

SCHEDULE 4 – PURCHASE ORDERS

[***]

First Amendment to Clinical Supply Agreement

This first amendment to the Clinical Supply Agreement effective as of July 30, 2019 is made as of October 18, 2019 (the “Effective Date”) by and between Kaken Pharmaceutical Co., Ltd., a company legally organized and existing under laws of Japan (“Kaken”), and Brickell Biotech, Inc., a Delaware corporation (“Brickell”). Kaken and Brickell may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, the Parties entered into the Clinical Supply Agreement (this “Agreement”) dated as of July 30, 2019 pursuant to which Kaken supplies the Drug Substance and Product Components (as defined in Recitals and Section 1.6 of this Agreement) to Brickell.

WHEREAS, the Parties agree to change the specification of [***].

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.[***]

2.Amended Schedule 1 of this Agreement shall be applied to any Purchase Orders issued after July 1, 2019.

3.All other terms and conditions of this Agreement shall remain effective unless otherwise agreed to by Kaken and Brickell in writing.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be excused, by duly authorized representatives, as of the Effective Date.

KAKEN PHARMACEUTICAL Co., LTD.		BRICKELL BIOTECH, INC.

By:	/s/ [***]	By:	/s/ Andy Sklawer
Name: [***]		Name: Andy Sklawer
Title: [***]		Title: Chief Operating Officer
1